Exhibit 10.12

SUMMARY OF COMPENSATION OF NON-EMPLOYEE DIRECTORS

Upon recommendation by the Corporate Governance/Nominating Committee and approval by the Board of Directors at its April 2005 meeting, effective May 1, 2005, the annual compensation for Non-employee Directors was revised to increase the annual retainer, which is paid in arrears. In accordance with the new annual compensation arrangement, Non-employee Directors are paid an annual retainer equal to the sum of (1) $20,000 (paid in cash) and (2) $36,000 payable in Common Stock of the Company valued as of the award date (subject to rounding up or down such that the number of shares issued to each director is evenly divisible by three). Accordingly, each Non-employee Director then serving was awarded 2,505 restricted shares of Common Stock on May 2, 2005. The shares vest ratably over three years beginning on the first anniversary of the grant date. The fair market value of the shares on the May 2, 2005 award date was $35,972 per Non-employee Director. No option awards were made to Non-employee Directors in 2005.

In addition, effective May 1, 2005, the amount each Non-employee Director receives for in-person attendance at a meeting of the Board of Directors was increased from $1,000 to $1,500 cash (increased from $400 to $500 if such attendance is telephonic) and was increased from $750 to $1,500 cash for each meeting of a standing Committee of the Board of Directors attended (increased from $400 to $500 if telephonic). The chairman of the Audit Committee will receive an additional annual retainer of $10,000 and the respective chairmen of the Compensation and the Corporate Governance/Nominating Committees will each receive an additional annual retainer of $5,000, such amounts payable for the first time at the annual shareholders meeting in 2005.

On March 9, 2006, the Board approved the following recommendations of the Corporate Governance/Nominating Committee and Compensation Committee of the Board.  On March 9, 2006, the Corporate Governance/Nominating Committee of the Board recommended certain changes to the compensation of non-employee directors of the Company.  The Committee recommended that effective June 1, 2006, the annual retainer, which is payable in arrears, be increased by $14,000 from $56,000 ($20,000 of which is payable in cash and $36,000 of which is payable in common or restricted stock of the Company) to $70,000, consisting of $20,000 payable in cash and $50,000 payable in common or restricted stock of the Company (subject to rounding up or down such that the number of shares issued to each director is evenly divisible by three, but not to exceed $50,000 in value). The Committee also recommended that each director be required to own shares of common stock of the Company equal to three times their annual director compensation and that such ownership be achieved within three years from July 1, 2006.  All directors, except Messrs. Clarkson and Creel, currently own stock in the Company worth at least three times their annual director compensation.

All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or Board committees and for other expenses incurred in their capacity as directors.